Exhibit 99.1

I. II. 65 West Watkins Mill Road Gaithersburg, MD 20878 tel: 240-632-0740 www.genvec.com

GenVec Investor Contact

Paul H. Fischer, PhD

President and Chief Executive Officer

240-632-0740

GenVec Media Contact

Virginia M. Dunn

Corporate Communications

301-944-1172

GENVEC COMPLETES MERGER WITH DIACRIN, INC.

GAITHERSBURG, MD (August 21, 2003) - GenVec, Inc. (Nasdaq:GNVC) today announced that it has completed the merger of Diacrin, Inc. of Charlestown, MA with and into GenVec.  The transaction closed today following approval of the merger by shareholders of both parties.  Approximately 98 percent of the votes cast at the shareholder meetings of GenVec and Diacrin were in favor of the merger.

Under the terms of the transaction, announced April 15, 2003, each share of Diacrin common stock will be exchanged for 1.5292 shares of GenVec common stock, with cash being paid in lieu of fractional shares.

GenVec’s cash upon closing of the transaction is estimated at over $45 million. The combined company incorporates key strengths of both entities and will conduct business as GenVec, Inc.  Attributes of the combined company include a strong product pipeline, process development and manufacturing expertise and facilities, and significant financial resources.

“GenVec will focus on the commercialization of its lead oncology product candidate, TNFerade™,” said Paul H. Fischer, Ph.D., President and Chief Executive Officer of GenVec.  Dr. Fischer continued, “Partnerships will be sought to support the development of the company’s cardiology program, comprised of BIOBYPASS® and cell therapy, and for PEDF, a product candidate to prevent vision loss from macular degeneration. The company will seek to expand its revenue-generating vaccine collaborations, which currently include development programs for vaccines against HIV, SARS, malaria and dengue virus.”

Thomas H. Fraser, Ph.D., former President and Chief Executive Officer of Diacrin, will serve as Chairman of the Board of the combined company. Dr. Fischer will remain as President and Chief Executive Officer of GenVec and the new nine-member Board of Directors is comprised of five representatives from GenVec and four representatives from Diacrin.

Needham & Company, Inc. advised GenVec and SG Cowen Securities Corporation advised Diacrin on this transaction.  Effective at the close of market today, Diacrin shares ceased trading on the NASDAQ National Market.

In addition to approving the Diacrin merger, other actions taken at GenVec’s meeting included the election of Directors, approval of an increase in authorized common stock, approval of a stock option plan amendment, and ratification of the selection of KPMG, LLP as GenVec’s independent auditors for 2003.

GenVec is a publicly held biotechnology company focused on the development and commercialization of novel therapies that improve patient care.  Additional information on GenVec is available at its web site located at www.genvec.com and in the company’s various filings with the Securities and Exchange Commission.

Statements herein relating to future financial or business performance, conditions or strategies and other financial and business matters, including expectations regarding future revenues and operating expenses, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act.  GenVec cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time.  Factors that may cause actual results to differ materially from the results discussed in the forward-looking statements or historical experience include risks and uncertainties inherent in a merger transaction, including those relating to the inability to achieve planned synergies or execute integration plans and establish management and organizational structure.  Other risk factors include the failure by GenVec to secure and maintain relationships with collaborators; risks relating to the early stage of GenVec’s product candidates under development; uncertainties relating to clinical trials; risks relating to the commercialization, if any, of GenVec’s proposed product candidates (such as marketing, regulatory, patent, product liability, supply, competition and other risks); dependence on the efforts of third parties; dependence on intellectual property; and risks that we may lack the financial resources and access to capital to fund our operations.  Further information on the factors and risks that could affect GenVec’s business, financial conditions and results of operations, are contained in GenVec’s filings with the U.S. Securities and Exchange Commission (SEC), which are available at www.sec.gov.  These forward-looking statements speak only as of the date of this press release, and GenVec assumes no duty to update forward-looking statements.